EXHIBIT 10.51
FLOWSERVE CORPORATION
EXECUTIVE OFFICER LIFE INSURANCE PLAN

FLOWSERVE CORPORATION
EXECUTIVE OFFICER LIFE INSURANCE PLAN

FLOWSERVE CORPORATION
EXECUTIVE OFFICER LIFE INSURANCE PLAN
1. NAME AND PURPOSE
     1.1 Name.
          The name of the Plan is the “Executive Officer Life Insurance Plan.” The Plan is effective as of the Effective Date.
     1.2 Purpose.
          The Company has established this Plan to provide equitable, consistent and competitive life insurance benefits to its Executive Officers.
     1.3 Top Hat Plan.
          The Plan is exempt from all reporting and disclosure requirements under ERISA because all Participants are members of a select group of management or highly compensated Employees.
2. DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
     2.1 General Definitions.
          The following words and phrases, when used in the Plan, unless the context clearly otherwise requires, shall have the following respective meanings:
(a)	Account Value.

As such term is defined in the Policy.

(b)	Affiliate.

A wholly-owned subsidiary of the Company.

(c)	Beneficiary.
                 The person or persons designated as the recipient of a benefit in accordance with the terms of the Plan.
(d)	Board.

The Board of Directors of the Company.

(e)	Code.
                 The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated under the Code.
(f)	Committee.
                 The individual or group of individuals designated by the Company pursuant to Section 5.1 of the Plan to perform the duties set forth herein and to manage the operation and administration of the Plan.
(g)	Company.
                 Flowserve Corporation, together with any Affiliate of or successor to the Company.
(h)	Compensation.
                 A Participant’s base salary from the Company.
(i)	Effective Date.
                 The Effective Date of the Plan is January 1, 2004.
(j)	Employee.
                 Any person employed by the Company.
(k)	ERISA.
                 The Employee Retirement Income Security Act of 1974, as amended. Any reference to ERISA includes the regulations promulgated under ERISA.
(l)	Insurer.
                 The insurance company that the Company may from time to time utilize to provide insurance coverage for Beneficiaries under the Plan.
(m)	Notice.
                 Notice 2001-10, as modified by Notice 2002-8, both issued by the Internal Revenue Service.
(n)	Participant.
                 An Employee selected by the Company to participate in the Plan who has executed a Participation Agreement.

(o)	Participation Agreement.
                 The agreement which evidences a Participant’s participation in the Plan and an agreement to be bound by all of its terms.
(p)	Participant’s Death Benefit.
                 The Participant’s Death Benefit shall be equal to two times the Executive Officer’s Compensation, except for the Chief Executive Officer of the Company who shall receive a Death Benefit equal to $2,500,000.
(q)	Plan.
                 The Flowserve Corporation Executive Officer Life Insurance Plan and all subsequent amendments and supplements thereunder.
(r)	Policy.
                 Each policy of life insurance on a Participant’s life acquired by the Company to provide the life insurance benefits under the Plan.
     2.2 Number and Gender.
          The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
     2.3 Underscored References.
          The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
     2.4 Other Definitions.
          In addition to Section 2.1, certain terms are defined in other portions of the Plan.
3. ELIGIBILITY AND PARTICIPATION
     3.1 Selection of Participants.
          Participants shall be selected by the Company. In making its decisions, the Company shall consider past, present and expected future contributions of potential Participants to the success of the Company.
     3.2 Conditions to Participating.
          Except as hereinafter provided, each Employee who is selected to be a Participant shall become a Participant upon execution of a Participation Agreement. Each Participant must provide all necessary medical information and evidence of insurability and execute such documents and perform such acts required in connection with the application for, and issuance of, life insurance. Notwithstanding the foregoing, if a Policy cannot be obtained on an individual, such individual cannot become a Participant in the Plan.
4. OPERATIVE LIFE INSURANCE PROVISIONS
     4.1 Insurance Policy.
          The Company will purchase a Policy on each Participant from the Insurer. The Company and each Participant shall take all necessary action to cause the Policy to conform with the provisions of the Plan. The Policy, including the dollar amount, shall be subject to the terms and conditions of the Plan and any endorsements to the Policy filed with the Insurer.
     4.2 Ownership.
          The Company shall be the sole and absolute owner of the Policy, and it may exercise all ownership rights granted to the owner by the terms of the Policy, except as may otherwise be provided in the Plan.
     4.3 Direction of Policy Account.
          The Company shall have the sole authority to direct the manner in which the Account Value, established pursuant to the terms of the Policy, shall be allocated among various investment options from time to time available under the Policy and to change such allocation from time to time, as provided for in the Policy.
     4.4 Payment of Premiums.
          On or before the due date of each Policy premium, or within the applicable grace period, the Company shall pay the full amount of the Policy premium to the Insurer, and shall, upon request, promptly furnish the Participant with evidence of timely payment of such premium. The Company shall furnish to the Participant an annual statement of the amount of income reportable by the Participant for federal and state income tax purposes, if any, as a result of the insurance protection provided the Participant’s Beneficiary under the Plan.
     4.5 Designation of Policy Beneficiary/Endorsement.
          Contemporaneously with the execution of a Participant’s Participation Agreement, the Company shall execute a beneficiary designation for and/or an endorsement to the Policy insuring such Participant’s life. No such beneficiary designation or endorsement shall be terminated, altered or amended by the Company, except with the express written consent of the Participant. The Company and the Participant shall take all action necessary to cause such beneficiary designation or endorsement to conform to the provisions of the Plan. In the event that no named Beneficiary survives the Participant, then his personal representative shall be his Beneficiary.
     4.6 Beneficiary Designation.
          The Participant may select a Beneficiary to receive the portion of Policy proceeds to which the Participant is entitled under the Plan by signing and delivering the beneficiary form to the Company. Upon receipt of such form, the Company shall execute and deliver to the Insurer the forms necessary to designate the requested persons as the Beneficiary to receive the death proceeds of the Policy to which they are entitled. The Company and the Participant shall take all action necessary to cause the beneficiary designation to conform with the terms and conditions of the Plan. The Company shall not terminate, alter or amend such beneficiary designation without the express written consent of the Participant.
     4.7 Policy Loans.
          Subject to the terms and conditions of the Plan and the Policy, the Company may, at any time and from time to time, pledge or assign the Policy insuring any Participant’s life for the purpose of securing a loan from the Insurer or from a third party. The amount of such loan, including accumulated interest, shall not exceed the cash surrender value of the Policy (as defined in the Policy) as of the date to which premiums have been paid. The Company shall have the right to pay or not pay interest charges on any such Policy loan, and, to the extent such interest is not paid, it shall constitute an additional Policy loan. If the Company encumbers any Policy, other than by a Policy loan from the Insurer, then, upon the death of the Participant, the Company shall promptly take all action necessary to secure the release or discharge of such encumbrance.
     4.8 Limitations on Corporation’s Rights in Policy.
          Except as otherwise provided herein, the Corporation shall not sell, assign, transfer, surrender or cancel the Policy, or change the settlement option selected by the Participant pursuant to Section 4.6, without, in any such case, the express written consent of the Participant. A Participant’s written consent may be provided to the Company electronically via e-mail or facsimile.
     4.9 Collection and Payment of Death Proceeds.
          (a) Upon the death of a Participant, the Company and the Participant’s Beneficiary shall promptly take all action necessary to obtain the Death Benefit provided under the Policy insuring such Participant’s life.
          (b) The Death Benefit shall be paid as follows:
     (i) The Participant’s Beneficiary shall first be paid an amount equal to the Participant’s Death Benefit in accordance with the terms and conditions as set forth in the Policy and the Designation of Beneficiary as provided to the Company by the Participant. The Participant’s Death Benefit shall be paid directly from the Insurer to the Beneficiary designated by the Company at the direction of the Participant.
     (ii) The Company shall then receive the balance, if any, of the Death Benefit after the payments provided for in Section 4.9(b)(i).
          (c) The Company and the Participant agree that the Designation of Beneficiary as provided to the Company by the Participant shall conform to the provisions of this Plan.
     4.10 Limitations on Benefits.
          A Participant’s Death Benefits under the Plan are subject to the limitations described in paragraph 2.1(p) of Section 2.1.

     4.11 Liability of Insurer.
          The Insurer shall be fully discharged from its obligations under the Policy by payment of Death Benefits to the Beneficiary as designated by the Participant and to the Company (if applicable), subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to the Plan. No provision of the Plan, shall in any way be construed as enlarged, changing, varying or in any way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions of the Plan are made a part of the Policy by the beneficiary designation and/or endorsement executed by the Company and filed with the Insurer. The Insurer may rely exclusively on a statement signed by the Company setting forth the amounts due to the Company and each Beneficiary designated under the Policy.
     4.12 Assignment of Interest.
          Notwithstanding any provision contained in the Plan to the contrary, a Participant shall have the right to absolutely and irrevocably assign by gift all of the Participant’s right, title and interest in and to the life insurance death benefits provided under the Plan to an assignee. This right shall be exercisable by the execution and delivery of a written assignment to the Company. Upon receipt of such written assignment executed by the Participant and duly accepted by the assignee, the Company shall consent in writing, and shall thereafter treat the Participant’s assignee as the sole owner of all of the Participant’s right, title and interest in and to the Death Benefits provided under the Plan. Thereafter, the Participant shall have no right, title or interest in and to any Death Benefits under this Section 4, all such rights being vested in and exercisable only by such assignee.
     4.13 Termination of Participation.
          (a) The participation of any Participant in the provisions of this Section 4 of the Plan will be automatically terminated upon the earliest of the following occurrences:
     (i) written notice from the Participant to the Company of a desire to terminate such participation; or
     (ii) termination of the Participant’s employment with the Company (other than due to the Participant’s death); or
     (iii) without notice from the Participant, upon the occurrence of the bankruptcy, receivership, total cessation of business or dissolution of the Company.
     4.14. Disposition of Policy Upon Termination of Participation.
          (a) Release of Rights in Policy.
               Upon termination of a Participant’s participation in the Plan for any reason listed in Section 4.13, the Participant or his assignee shall release to the Company all of his rights and interest in and to the Policy insuring such Participant’s life; the Participant and his assignee agree to and shall execute and deliver to the Company an appropriate instrument sufficient to release all such rights and interests in such Policy.

          (b) Company’s Rights in Policy After Termination of Participation.
               After a Participant or his assignee releases to the Company all his rights and interest in and to the Policy insuring such Participant’s life, then the Company may surrender or cancel the Policy for its cash surrender value, or it may change the beneficiary designation provisions of the Policy, naming itself or any other person or entity as revocable beneficiary thereof, or exercise any other ownership rights in and to such Policy, without regard to the provisions hereof. Thereafter, neither the Participant, his assignee nor their heirs, assigns or Beneficiary shall have any further interest in and to such Policy, under the terms thereof or under those of the Plan.
     4.15 Disposition to Participant.
          (a) For 60 days after the date of the termination of the Participant’s participation in the Plan for any reason listed in Section 4.13, the Participant shall have the assignable option to purchase the Policy from the Company. The purchase price for the Policy shall be the greater of the total amount of the premium payments paid by the Company hereunder or the case value of the Policy, less, in either case, any indebtedness secured by the Policy which remains outstanding as of such amount, the Company shall transfer all of its right, title and interest in and to the Policy to the Participant, by the execution and delivery of an appropriate instrument of transfer.
          (b) If the Participant fails to exercise such option within such 60-day period, then the Company may enforce its right to receive the cash value or be repaid for the premiums which it paid hereunder by surrendering or canceling the Policy for its cash surrender value, or it may change the beneficiary designation provisions of the Policy, naming itself or any other person or entity as revocable beneficiary thereof, or exercise any other ownership rights in and to the Policy, without regard to the provisions hereof. Thereafter, the Participant shall have no further interest in and to the Policy, either under the terms thereof or under this Plan.
5. ADMINISTRATION
     5.1 Authority.
          The Company shall designate a Committee to be the Plan Administrator and the named fiduciary as defined Section 401(a)(1) of ERISA. The Committee shall have authority to control and manage the operation and administration of the Plan.
     5.2 Rights and Powers.
          The Company shall have such rights and powers as may be necessary or appropriate for it to discharge the Company’s responsibilities under the Plan, including, without limitation, the following:
          (a) discretionary authority to interpret and construe the provisions of the Plan;
          (b) to adopt such rules of procedure and regulations as are consistent with the provisions of the Plan and as it deems necessary and proper;
          (c) discretionary authority to determine and resolve all questions relating to benefits and other Plan rights of Participants;

          (d) to maintain and keep adequate records concerning the Plan, its proceedings and acts in such form and detail as the Committee may decide;
          (e) to employ agents, attorneys, actuaries, accountants or other persons (who may also be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable;
          (f) to designate any officer or other Employee of the Company or other individual to carry out any of the Committee’s duties, including all or any part of its authority to manage and control the operation and administration of the Plan;
          (g) to determine the content and form of the Participant Agreement, Designation of Beneficiary and all other documents required to carry out the terms of the Plan; and
          (h) to establish and carry out a funding policy and method consistent with the purposes of the Plan and the requirements of applicable law as may be deemed necessary and appropriate from time to time.
     5.3 Application of Rules.
          In operating and administering the Plan, the Committee shall apply all rules of procedure and regulations adopted by the Committee in a uniform and non-discriminatory manner
     5.4 Indemnification.
          The Company shall indemnify each member of the Committee and each agent or delegee of the Committee who is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative relating to the Plan, from and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or entity in connection with such action, suit or proceeding unless it shall be judicially determined that such Committee member, agent or delegee was guilty of gross negligence or willful misconduct.
6. CLAIMS
     6.1 Adjudication of Claims.
          (a) Claim.
               Any person or entity who believes that it is being denied a benefit to which it is entitled (hereinafter referred to as “Claimant”), or its duly authorized representative, may file a written request for such benefit with the Committee (the “First Level Reviewer”) setting forth its claim. Such claim must be addressed to the First Level Reviewer at the Company’s principal place of business.
          (b) Claim Decision.

               Upon receipt of a claim, the First Level Reviewer shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but in no event later than 90 days, and shall deliver such reply within such time period. However, the First Level Reviewer may extend the reply period for an additional 90 days for reasonable cause. If the reply period will be extended, the First Level Reviewer shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the First Level Reviewer expects to render the benefit determination.
               If the claim is denied in whole or in part, the First Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant setting forth:
          (i) the specific reason or reasons for the denial;
          (ii) the specific references to pertinent Plan provisions on which the denial is based;
          (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;
          (iv) appropriate information as to the steps to be taken If the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and
          (v) the time limits for requesting a review of the denial under subsection (d) hereof and for the actual review of the denial under subsection.
          (c) Request for Review.
               Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request the Secretary of the Company (the “Second Level Reviewer”) to conduct a review of the First Level Reviewer’s prior determination. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or its duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether or not such information was submitted or considered in the initial benefit determination.
               The Claimant or his or its duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which:
               (1) was relied upon by the First Level Reviewer in making its initial claims decision,
               (2) was submitted, considered or generated in the course of the First Level Reviewer making its initial claims decision, without regard to whether such instrument was actually relied upon by the First Level Reviewer in making its decision or

               (3) demonstrates compliance by the First Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the First Level Reviewer’s determination within such 60-day period, he shall be barred and estopped from challenging such determination.
          (d) Review of Decision.
               Within a reasonable period of time, but in no event later than 60 days, after the Second Level Reviewer’s receipt of a request for review, it will review the First Level Reviewer’s prior determination. If special circumstances require that the 60-day time period be extended, the Second Level Reviewer will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Second Level Reviewer expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Second Level Reviewer extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.
               The Second Level Reviewer shall have discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of this Agreement. The decision of the Second Level Reviewer shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.
               If the Second Level Reviewer makes an adverse benefit determination on review, the Second Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
               (i) the specific reason or reasons for the denial,
               (ii) the specific references to pertinent Plan provisions on which the denial is based;
               (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which
     (1) was relied upon by the Second Level Reviewer in making its decision,
     (2) was submitted, considered or generated in the course of the Second Level Reviewer making its decision, without regard to whether such instrument was actually relied upon by the Second Level Reviewer in making its decision or

     (3) demonstrates compliance by the Second Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and, that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and
     (iv) statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.
          (e) Change in Decision Maker.
               In no event may a Participant participate in a decision concerning himself. If the Participant would otherwise participate in or be the sole decision maker, he shall not participate in as a member of the Committee and, if under the Plan, he is the sole decision maker, the Company shall appoint another person to make the decision concerning such Participant.
7. MISCELLANEOUS
     7.1 Amendments and Terminations.
          The Company shall have the right to make amendments to the Plan or to terminate the Plan at any time. No amendment or termination shall deprive any Participant of any benefit that has been granted under the Plan or adversely affect any such benefit.
     7.2 Binding Effect.
          This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, the Participant, his successors, assigns or Beneficiary.
     7.3. Governing Law.
          This Plan shall be construed, governed and administered in accordance with the laws of the State of Texas to the extent not preempted by Federal law.
     7.4 Necessary Acts.
          All persons claiming any interest under the Plan shall perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out any provisions of the Plan.
     7.5 No Contract; Other Benefits.
          Participation in the Plan shall not constitute a guarantee or contract of employment between a Participant and the Company. Nothing contained in the Plan shall restrict the right of the Company to discharge a Participant or the right of a Participant to resign from the Company’s employ. The Plan is neither intended to be an employment contract, nor shall it be construed as an employment contract. Participation in the Plan shall not prevent the Participant from receiving, in addition to any benefits he may be entitled to under the Plan, any other benefits which may be payable to or with respect to the Participant at any time under any other supplemental compensation, bonus, severance pay, pension, retirement, profit sharing, group insurance, health or disability plan, or any other incentive plan or plans of the Company now in effect or which the

Company may hereafter adopt. However, nothing contained in the Plan shall obligate the Company to adopt any such plan or plans.
     7.6 No Trust Created.
          The Plan and any action taken pursuant to the Plan shall not be construed as creating any kind of trust or other fiduciary relationship between the Company, the Participant, his successors, assign, Beneficiary or any other person or entity.
     7.7. Notices.
          Any notice, consent or demand required under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be delivered by United States first class mail, potage prepaid, addressed to, the recipient’s last known address as shown on the Company’s records. The date of such mailing shall be deemed the date of notice, consent or demand.
     7.8 Plan Year.
          The fiscal year on which records of the Plan shall be kept begins on January first of each year.